Exhibit 10.1

AMENDMENT NO 1. TO WAIVER AGREEMENT

This Amendment No. 1, is being entered into as of the 13th day of July, 2018 (this “Amendment”), to that certain Waiver Agreement (the “Original Waiver Agreement”, and as amended by this Amendment, the “Amended Waiver Agreement”), dated July 10, 2018, by and between Helios and Matheson Analytics Inc., a Delaware corporation with offices located at Empire State Building, 350 5th Avenue, New York, New York 10118 (the “Company”) and the investor signatory hereto (the “Holder”), with reference to the following facts:

A. Prior to the date hereof, in connection with an offering (the “November Financing”) pursuant to that Securities Purchase Agreement dated as of November 6, 2017 (as amended, the “November Securities Purchase Agreement”), by and among the Company, the Holder and the other buyers signatory thereto (collectively, the “November Buyers”), the Company issued to the November Buyers, among other things, senior convertible notes and senior secured convertible notes (collectively, the “November Notes”), in each case, convertible into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in accordance with the terms thereof.

B. Prior to the date hereof, in connection with an offering (the “January Financing”) pursuant to that Securities Purchase Agreement dated as of January 11, 2017 (the “January Securities Purchase Agreement”) by and between the Company and the Holder (the “January Buyer”), the Company issued to such January Buyer, a senior convertible note and a senior secured convertible note (collectively, the “January Notes”), in each case, convertible into shares of Common Stock in accordance with the terms thereof.

C. Prior to the date hereof, in connection with an offering (the “June Financing”) pursuant to that Securities Purchase Agreement dated as of June 21, 2018 (the “June Securities Purchase Agreement”, and together with the November Securities Purchase Agreement and the January Securities Purchase Agreement, the “Existing Securities Purchase Agreements”) by and among the Company, the Holder and the other buyers signatory thereto (collectively, the “June Buyers” and together with the November Buyers and the January Buyer, the “Existing Buyers”), the Company issued to the June Buyers senior convertible notes (collectively, the “June Notes”, and together with the November Notes and the January Notes, the “Existing Notes”), convertible into shares of Common Stock in accordance with the terms thereof.

D. Pursuant to that certain Waiver Agreement, the Company obtained (i) a waiver from the Holder (x) of any obligation by the Company to effect any redemption of any of the Existing Notes as a result of the consummation of the New Proposed Offering (as defined in the Original Waiver Agreement), and (y) to reduce the aggregate number of shares reserved for issuance for the November Notes by the number of shares of Common Stock per each November Buyer as set forth on Schedule I attached thereto, and (ii) a deferral from the Holder until the fourth (4th) Trading Day after the time of pricing of the New Proposed Offering any right that the holders of the Existing Notes may have to adjust the Conversion Price (as defined in the applicable Existing Note) of any such Existing Notes solely as a result of the issuance of the New Securities (as defined in the Original Waiver Agreement) in the New Proposed Offering. Capitalized terms not defined herein shall have the meaning as set forth in the Original Waiver Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Company and the Holder agree as follows:

1. Amendment. As of the time the Company and the Holder, in its capacity as the “Required Holders” (as defined in each of the Existing Securities Purchase Agreement) pursuant to each of the Existing Securities Purchase Agreements, each have duly executed and delivered this Amendment (the “Effective Time”), the following shall apply:

(a) Recital D of the Original Waiver Agreement is hereby amended and restated as follows:

“The Company currently desires to consummate one or more Subsequent Placements on or prior to July 17, 2018, pursuant to which the Company shall issue (x) a demand promissory note to the Holder, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Demand Note”) and (y) an aggregate of up to 70 million shares of Common Stock (collectively, the “New Shares”) and/or warrants (the “New Warrants”) to purchase common stock (collectively, the “New Warrant Shares”, and together with the New Shares, the New Warrants and the Demand Note, the “New Securities”) (collectively, the “New Proposed Offering”),”

(b) Section 1(a) of the Original Waiver Agreement is hereby amended and restated as follows:

“The Holder hereby consents to the New Proposed Offering and waives any prohibition that may exist under any provision of the Transaction Documents (as defined in each Existing Securities Purchase Agreement) with respect to the issuance of the New Securities.”

(c) Section 1(b) of the Original Waiver Agreement is hereby amended and restated as follows:

“The Holder hereby waives any obligation of the Company, to consummate (i) any Subsequent Placement Optional Redemption (as defined in the November Notes) with respect to any November Notes of any November Buyer, (ii) any Subsequent Placement Optional Redemption (as defined in the January Notes) with respect to any January Notes of any January Buyer and, (iii) any Optional Redemption (as defined in the June Notes) with respect to any June Notes of any June Buyer, in each case, solely to the extent such right arises from the occurrence of a Financing (as defined in the June Notes) during the period commencing on July 11, 2018 through 4:00 p.m. New York City Time on July 17, 2018. For the avoidance of doubt, nothing herein shall be deemed to waive the right of a Holder to have any Optional Redemption arising primarily as a result of a Financing occurring prior to July 11, 2018 to be satisfied with proceeds from the New Proposed Offering.”

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(d) Section 1 of the Original Waiver Agreement is hereby amended to replace July 16, 2018 with July 17, 2018 at 4:00 p.m. New York City Time.

(e) Schedule I attached to the Original Waiver Agreement is hereby amended and restated as Schedule I attached hereto.

(f) Section 1(c) of the Original Waiver Agreement is hereby amended and restated as follows:

Solely with respect to the period commencing on the date hereof and ending on the Stock Split Stockholder Approval Deadline, the Holder hereby reduces the Company’s obligation to reserve shares of Common Stock for conversion of the November Notes per each November Buyer by such aggregate number of shares of Common Stock as forth on (and to such November Buyers in accordance with) Schedule I attached hereto (the “Reduction Shares”); provided, that any Reduction Shares that have not been issued (excluding any New Shares reserved for T+2 settlement of any New Proposed Offerings effected prior to July 17, 2018), if any, as of the close of the Principal Market on July 17, 2018 shall be restored to (and increase) the reserve for the November Notes for the November Buyers in accordance with the reserve restoration percentages set forth on Schedule I attached hereto (the “Reserve Restoration”). Prior to 8 a.m. New York City Time on July 18, 2018, the Company shall deliver to each November Buyer a written notice (the “Buyer Notice”) setting forth the aggregate number of Reduction Shares issued (and/or issuable upon settlement thereof, if applicable) in such New Proposed Offerings and the final reserve for the November Notes of such November Buyer after giving effect to the Reserve Restoration. The Company hereby represents and warrants that any Buyer Notice shall not include any material, non-public information.

(g) The Original Waiver Agreement is hereby amended to include Exhibit A hereto as Exhibit A thereto.

2. Ratifications. Except as otherwise expressly provided herein, each of the Transaction Documents (as defined in each Existing Securities Purchase Agreement) and the Original Waiver Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

3. Disclosure of Transaction. The Company shall, before 10:30 a.m., New York City Time, on July 13, 2018, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the form of this Amendment as an exhibit to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by this Amendment or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.  The Company agrees, if requested by the Holder, to deliver irrevocable written instructions to Canaccord Genuity LLC to deliver any applicable ATM Proceeds (as defined in the Demand Note) to the Holder as required by the terms and conditions of the Demand Note.

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4. Fees. The Company shall reimburse Kelley Drye & Warren LLP, counsel to the Holder, for its fees and expenses in connection with the structuring, documentation, negotiation of this Amendment, and all other outstanding amounts owed by the Company to Kelley Drye & Warren LLP pursuant to any other agreement by and between the Company and the Holder, in an aggregate amount equal to $15,000.

5. Independent Nature of Holder's Obligations and Rights. The obligations of the Holder under this Amendment are several and not joint with the obligations of any other Existing Buyer (each, an “Other Holder”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any other agreement (each, an “Other Agreement”). Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

6. Miscellaneous Provisions. Section 9 of the June Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Holder and the Company have executed this Amendment as of the date set forth on the first page of this Amendment.

COMPANY:

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
	Name:	Theodore Farnsworth
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, Holder and the Company have executed this Amendment as of the date set forth on the first page of this Amendment.

HOLDER:

HUDSON BAY MASTER FUND LTD

By:	/s/ George Antonopoulos
Name: George Antonopoulos
Title: Authorized Signatory

SCHEDULE I

Name of Holders	Reduction of Shares to be Reserved for November Notes	Reserve Restoration Percentage

Hudson Bay Master Fund Ltd.	35,000,000	50%
Other Holders of November Notes (on a pro rata basis)	35,000,000	50%
TOTAL	70,000,000	100%